Exhibit 99.1

C O R P O R A T E P A R T I C I P A N T S

David Moss, Chief Financial Officer

RJ Tesi, Chief Executive Officer

CJ Barnum, Head of Neuroscience

Mark Lowdell, Chief Scientific Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Tom Shrader, BTIG

Mayank Mamtani, B. Riley Securities

Daniel Carlson, Tailwinds Research

P R E S E N T A T I O N

Operator

Greetings, and welcome to the INmune Bio Third Quarter 2022 Earnings Call.

As a reminder, this conference is being recorded.

At this time, it is my pleasure to introduce Mr. David Moss, CFO at INmune Bio.

David, thank you the floor is now yours.

David Moss

Thank you, Donna.

Good afternoon, everybody. We thank you for joining us for the call for INmune Bio’s third quarter 2022 financial results.

With me on the call is Dr. RJ Tesi, CEO of INmune Bio, and Dr. CJ Barnum, Head of Neuroscience, who together will provide a business update on our dominant negative TNF platform, or DN-TNF for short. Also on the call is Dr. Mark Lowdell, Chief Scientific Officer of INmune Bio, who will provide an update on INKmune, our memory-like Natural Killer cell oncology platform.

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Before we begin, I remind everyone that, except for statements of historical facts, the statements made by Management and responses to questions on this conference call are forward-looking statements under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Please see the forward-looking statements disclaimers on the Company’s earnings press release as well as risk factors in the Company’s SEC filings including our most recent quarterly filing with the SEC.

There’s no assurance of any specific outcome. Undue reliance should not be placed on forward-looking statements which speak only as of the date they are made, as the facts and circumstances underlying these forward-looking statements may change. Except as required by law INmune Bio disclaims any obligation to update these forward-looking statements to reflect future information, events, or circumstances.

With the forward-looking statements behind us, now I’d like to turn the call over to Dr. RJ Tesi, CEO of INmune Bio.

RJ.

RJ Tesi

Yes, thank you, David.

Today’s call is organized a little bit differently. We have both Mark Lowdell and CJ Barnum on the call, and I believe going forward you will see this larger cast on the calls, because we are complicated company with a lot of programs going on. We believe that Investors learn the most when they hear directly from the people that are responsible for those programs.

I will begin with XPro, with some just top line comments. Obviously the most important issue is the clinical hold that we are under from the FDA. As we’ve stated previously, the clinical hold was placed on XPro1595 due to manufacturing issues. These issues are technical in nature, and they are related to the fact that manufacturing batches were separated by many years and by geography, i.e., different manufacturing plants. This has caused some problems related to the manufacturing controls and release testing.

We have been working very closely with the FDA and our manufacturing teams to resolve these problems. We continue to look forward to clearing these hurdles.

Despite this delay, we continue to make progress with the AD02 trial in mild Alzheimer’s disease patients in Australia. We are exploring other regulatory venues that we will hopefully be able to open the trial and continue to enroll patients or begin to enroll patients. The XPro program is like a coiled spring. Once the clinical hold is lifted, we will work to have both AD02 in mild AD, and AD03 and MCI, or mild cognitive impairment, enrolling in all regulatory jurisdictions.

Soon after those two programs are enrolling, we plan to launch the treatment-resistant depression program in the U.S. Importantly, we will update guidance on the timing of top line readouts in the Alzheimer’s trials at the end of the year. Obviously the timing of those readouts depends on our discussions with the FDA.

I will now pass it back to Dr. CJ Barnum, the VP of Neurosciences, to speak about the Alzheimer Phase 2 programs.

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CJ Barnum

Thank you, RJ.

As RJ mentioned, we continue to enroll patients in Australia for the AD02 study. AD02 is a blinded randomized placebo controlled study evaluating cognition in patients treated with XPro for six months. We are pleased to announce that the first patient has completed the six month Phase 2 study. Notably, this patient has elected to enroll in our open-label extension study. This open-label extension is a 12 month study where safety and efficacy are evaluated in an unblinded fashion. All patients that enroll in the open-label extension study receive XPro.

The open-label extension has three purposes. First, it is a recruiting tool. Patients are offered a year of therapy after participation in the trial. Second, this helps in our product approval strategy. The FDA and other regulatory authorities focus on both efficacy and safety. The open-label extension provides the expanded and extended safety database required for approval. Finally, the open-label extension provides long-term efficacy data.

In the Phase 1 trial, MRI biomarker showed continuous improvement through 12 months. While the data from the open-label extension are not placebo-controlled, nor blinded, they do provide additional information that will inform the clinical development strategy. We expect to report data from the open-label extension in 2023.

Finally, we remain as confident as ever that we have the right drug for the right target. Two recent developments reinforced this belief. The first comes from the literature that continues to provide evidence for targeting TNS. Yet another nationwide study has reported that TNF inhibitors reduce the risk of dementia. There are now five epidemiological studies examining more than 16 million records that show anti-TNF therapies reduce the risk of AD and/or dementia by up to 75%.

The second comes from patients treated in the Phase 1 study. We have been extremely encouraged by their desire to remain on therapy. As a result of their persistence, we have opened a special access program in Australia, like compassionate use in the United States. As a result, patients now have another avenue to get access to XPro in Australia, and we have another means of collecting long-term safety information.

Now I’d like to pass the call back to RJ.

RJ Tesi

Thank you, CJ.

I’ll now move to INKmune, our Natural Killer cell priming program. The MDS/AML program, Phase 1 clinical trial program in the U.K. continues to progress. The oncology landscape for cell therapies is mainly focused on liquid tumors. This is only 10% of cancers. We have generated compelling human preclinical data in solid tumors that suggests that INKmune may be an ideal therapy for the treatment of solid tumors. That is 90% of cancers are solid tumors. Historically or even—not even historically, currently, this group of cancers is not well served by cell therapies. We believe refocusing INKmune towards solid tumors meets an unmet medical need, with great potential.

I’ll pass it to Dr. Mark Lowdell, the Chief Scientific Officer of INmune Bio, to describe this in more detail.

Mark.

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Mark Lowdell

Thank you, RJ, and thank you, everyone, for joining today’s call.

A couple of weeks ago, we shared with the investment community, our recent positive efficacy data in multiple solid tumor cancer cell lines, with INKmune, as RJ just alluded to. As we highlighted in our recent press release on the topic, solid tumors, as RJ just said, are the majority of human cancers, and licensed cell therapies currently only focus on the 10% of cancers that are hematologic cancers, or liquid tumors. The recent data we’ve obtained build on data we’ve had for some years and provide insights into why the Company believes that INKmune, arms Natural Killer cells, or NK cells, to override the immunosuppressive nature and hypoxia and regulatory cells within the active tumor microenvironment, or what the field calls the TME for short.

The interaction of the TME with infiltrating immune cells and with the resident cancer cells drives tumor progression. It’s thought to be the reason why most, or many, maybe all, cell therapies are ineffective in that setting at the moment. So these complex interactions have to be considered when designing cell therapies to treat solid tumors where the TME is hostile because, one, the presence of immunosuppressive regulatory cells, and two, the low levels of oxygen, that’s what we call hypoxia.

We’ve been doing a lot of our experiments in the hypoxic setting in vitro to see how INKmune overcomes that environment. So cell therapy has to overcome these impairments to treat solid tumors successfully. So we’ve shown that INKmune converts patients normal resting NK cells into what are called memory-like NK cells, and that these targets solid tumors, even in the presence of immunosuppressive, immune-regulatory cells and extreme hypoxia, that, as I’ve said, we see in the TME.

The Company’s preclinical data with human NK cells targeting cancer cells shows that INKmune primes the NK cells from patients and from healthy donors to live NK-resistant solid tumors from ovarian cancer, breast cancer, prostate cancer, renal cell carcinoma, and, most recently, nasal pharyngeal cancer cells. So when comparing resting NK cells, or RNK, which are normal NK cells from healthy donors or patients, peripheral brought (phon) before treatment with INKmune, the INKmune primed cells demonstrated enhanced ability to kill all of these resistant tumor cell lines.

I was fortunate enough to be invited to present these data at a recent conference, the Innate Killer Summit in Europe on October 19. A video of that presentation is available on the Company’s website, under the Therapist tab, or the INKmune videos on the Company’s YouTube channel.

But in the field of selling gene therapies, it’s becoming increasingly apparent that regulatory agencies such as the FDA require extensive understanding of the mechanism of action of these type of novel drugs before they’ll consider licensing them for commercial supply. So getting what’s in the field is called a BLA. All companies in the selling (phon) gene therapy field are heavily science-driven. We’re no different in this attempt to better understand the mechanism of action.

Now we’re very lucky, because at INmune Bio the work of INKmune is based upon data going back to the early 2000s. We’ve been focused on the mechanism of action since our first publications in 2006. Our latest data from proteomics, genomics and metabolomics clearly explain how INKmune works. They delineate the differences between INKmune primed NK cells and NK cells primed with cytokines used by our competitors. The recent video presentation explains some of these very complex data, and I encourage you if you’re interested to go and to go and watch them.

In parallel with increasing our knowledge about INKmune mechanism of action, we continue to treat patients and expand our clinical trial activity. Four patients have received a complete three dose regimen so far with complete safety and obviously in a Phase 1 trial setting, that’s our driving aim. Indeed, the most recent patient was treated on an outpatient basis, which is our planned treatment scenario. Of course, it’s a world away from the days of hospitalization associated with current adoptive cell therapies.

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As I said, all patients treated so far have shown evidence of NK cell activation, in vivo, and we’re analyzing the biomarker data to identify those which best predict clinical outcome. The first MDS patient treatment remains well, 15 months post-treatment, and is enjoying much improved quality of life with only occasional hospital visits.

The second patient was a young lady with acute myeloid leukemia, which had transformed from MDS, obviously the targeted disease at the trial, and with bone marrow failure. In fact, she had received a third pre-allogeneic stem cell transplant, and that was having marrow failure. She having been hospitalized for over six months due to her neutropenia; after INKmune she stabilized her blood count, and had neutrophil recovery such that she was allowed to discharge from hospital and get home in a month after we treated her. Clinically, she experienced reduced bone pain, which is an indication of reduction in tumor load, and was scheduled for a fourth allogeneic stem cell transplant. But sadly, she relapsed unexpectedly and died quickly earlier this summer, seven months after her treatment with INKmune.

The third patient treated has chemo-refractory AML, after two failed stem cell transplants. So like our second patient this is a very, very severely unwell patient. Post INKmune his disease stabilized for four months before relapsing with a new leukemic clone of his acute myeloid leukemia. However his disease is currently controlled with low dose chemotherapy, and he too is awaiting a third transplant at the moment.

Our most recent patient is a young 17-year old MDS patient, another one who relapsed with acute myeloid leukemia back in 2020, after an un-related transplant, and again, she relapsed after a second un-related transplant in 2022. I can’t emphasize enough how severely ill these patients are. After further chemotherapy, she achieved remission and was treated compassionately with INKmune as consolidation therapy in July this year. She showed evidence of improved NK cell function, and she remains well with very low level detectable disease in her bone marrow and awaiting further treatment.

Whilst we’re very early in the development of INKmune and being restricted at the moment to using the lowest dose of the drug. So all of these patients have received the lowest dose of (inaudible) cells. The trial Chief Investigator who looks after the trial and has treated all four patients said recently, “All enjoyed improvement in general fitness with resolution of fevers, stabilized or even improved blood counts, and were able to get breaks from the low dose chemotherapy they’ve been receiving”. Definite improvement in subjective parameters of well-being, mood, appetite, and indeed clinical performance status.

That encouraged us greatly. Furthermore, the trial has now been selected for presentation at the American Society of Hematology Annual Conference in New Orleans in a few weeks’ time in December.

Finally, we received approval to widen the trial inclusion criteria to allow patients like the three compassionate cases to be enrolled in the trial in the future. Moreover the second U.K. trial site is scheduled for initiation on the Ninth of November, after an 18 months delay, and a third U.K. trial site is in discussion at present. I’m doing a presentation there this Friday.

The Company has also submitted an application to the Greek Medicines Agency to open a trial with colleagues of mine in Athens to speed up recruitment further. In preparation for the increased recruitment into the Laurel trial in MDS and the ongoing trials in solid tumor indication, we will be opening of new trials in solid tumor indications. The Company is invested in upscaling the manufacturing process, and the validation of that new process to cGMP is now complete. We’re ready for the next manufacturing runs before the end of the year.

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The combination of the basic research into the mechanism of action, the manufacturing improvements and the clinical trial operations put the Company in an excellent position for capitalization of the INKmune product in 2023.

I’ll now pass the call back to RJ.

RJ Tesi

Thank you, Mark.

As we enter the last couple months of the year, the Company’s events calendar turns towards oncology. Many forget that we actually have an oncology program with XPro, with the DN-TNF program. In fact, our first Phase 1 clinical trial was in patients with advanced solid tumors. We will have presentations at three oncology meetings in the next two months: SITC, which is the Science Society for Immunotherapy of Cancer; ASH, American Society of Hematology; and the San Antonio Breast Cancer Symposium. All occur in the last five weeks of the year.

Mark has already mentioned the ASH presentation. The SITC and San Antonio Breast Cancer Symposium presentations on the use of DN-TNF to reduce resistance of immunotherapy in MUC4 expressing tumors. Particularly the San Antonio Breast Cancer Symposium data will include combination therapy within ADC and HER2 positive breast cancer. HER2 positive breast cancer has been in the news a lot. It is a large market that has doubled in size recently. But still more than half of the patients develop resistant disease, even after therapy with the very best medicines available today.

More details on each of these presentations will be provided as we get closer to each event. We will also as you might expect to be attending CTAD, which is Clinical Trials on Alzheimer’s Disease at the end of the month.

At this point, I’d like to turn the call over to David Moss our CFO to review certain financial items.

David.

David Moss

Thank you, RJ.

I’ll provide a brief overview of our financial results and upcoming milestones before we head to our Q&A session.

Net loss attributable to common stockholders for the quarter ended September 30, 2022, was approximately $7.7 million, compared with approximately $9.5 million for the comparable period in 2021. Research and Development expense totaled approximately $5.2 million for the quarter ended September 30, 2022, compared with approximately $6.5 million for the comparable period in ’21. General and administrative expense was approximately $2.4 million for the quarter ended September 30, ’22, compared to $2.5 million for the comparable period in ’21.

As of September 30, 2022, the Company had cash and cash equivalents of approximately $57.4 million. Based on our current operating plan, we believe we have cash sufficient to fund our operations through 2023. As of November 2, 2022, the Company had approximately 17.9 million shares of common stock outstanding, the same number we’ve had the last two quarters.

I’d like to further point out that because our burn has been less than budgeted, because of the delays in starting the trials in the U.S., further because of the increased activity in Australia and the rise of the U.S. dollar, or alternatively the fall of the Australian dollar, this has helped lower our anticipated budgeted costs of the trial overall. Further, as we’ve been doing in the past, we’re eligible for rebates in Australia, which return cash that we reinvest into our clinical programs. Together, these developments help us manage our runway more efficiently.

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Now I’d like to move on and list our upcoming milestones.

Although our Phase 2 XPro trial for treatment of neuro-inflammation as a cause of Alzheimer’s disease is currently on hold pending the FDA manufacturing review, we expect to continue enrolling patients over the coming months with attention to Australia in order to reach the enrollment target of 201. Top line results for the six month program remains tentatively expected in late ’23. But if the hold continues much longer, this date will slip into ’24. We’ll provide an update on timelines at the end of the year.

Upon pending resolution of the FDA inquiry, we remain on path to initiate the three month 90 patients Phase 2 program for mild cognitive impairment. Bearing any unexpected delays, we anticipate having top line results in late ’23, and again if the FDA hold continues, this will slip into ’24. Additionally, it remains our plan to initiate Phase 2 trials of XPro in patients with treatment-resistant depression. That’s partially funded by a $2.9 million NIH grant upon resolution of the FDA manufacturing review.

Additional open-label Phase 1 data of INKmune and high risk MDS AML in the first half of ’23 along with the initiation of more sites in the U.K. and potentially Greece, as Mark Lowdell had mentioned earlier. Finally, we plan to launch a second INKmune study in a solid tumor indication which we will announce upon approval with the FDA. We expect this to occur in the first half of 2023.

At this point, I’d like to thank you for your time and attention. I’d like to turn it back to the Operator to poll for questions.

Donna.

Operator

Thank you. Our first question today is going to be coming from Tom Shrader of BTIG. Please go ahead.

Tom Shrader

Good afternoon. Must be frustrating to hold.

I just have a question. At some point, do you have to worry you have too many patients from Australia? Could you—and presumably you want some fraction of U.S. patients. Are you at any risk of having to stop enrolling in Australia?

RJ Tesi

Thanks. I’ll take this, CJ.

No, I do not believe that will be a risk for really two reasons. The first is that we anticipate having other venues in place in the near future. But more importantly, remember this is a Phase 2 trial. I do not—although, remember after Biogen got aducanumab approved, I actually speculated that we might be able to get approval after a Phase 2. I no longer believe that after all of the brouhaha over the anti-amyloid drugs. We will have to do a Phase 3 trial. Hopefully we only have to do one. It will be an international trial that will include both Europe and the United States, and undoubtedly Japan.

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That’s a reasonable question. But I do not worry at all. I think, just as an aside, one of the things that the FDA is focused on is increasing the diversity in clinical trials. That’s an issue that we are focused on. Obviously the best place to get diversity is in the United States, not in Australia.

Tom Shrader

Then I have a question, kind of one of the surprises I thought in the Lecanemab read out is how good the CDR sum of boxes did after so many people have talked about alternate endpoints. Does that change your thinking at all? You’re one of the companies most focused on better endpoints. But getting CDR sum of boxes should be a co-primary or—because it seems to have worked very well in the only trial that’s really worked very well.

RJ Tesi

CJ?

CJ Barnum

Yes, I can take this.

Thanks, Tom.

You may recall, the CDR is a secondary endpoint, and we actually powered the study to see an effect on the CDR. So to your point, we’re not going to try to reinvent the wheel if we don’t have to. We think there are better cognitive endpoints for this group. But the combination of cognitive and functional, the CDR still performs fairly well. It does perform fairly well. So I think the jury’s still out. The Phase 2 study, as RJ mentioned, is not a registration study. We have enough patients. Again, it’s powered towards to know exactly how to do the Phase 3 study. So I think we’re in a really good position.

Tom Shrader

Okay, thanks.

Operator

Thank you. The next question is coming from Mayank Mamtani of B. Riley Securities. Please go ahead.

Mayank Mamtani

Good afternoon, team. Thanks for taking our question.

Just on the Australia Phase 2 study cohort. Did you say how many patients you have enrolled there? Then, as these AD02 study dataset advance, like what components of the data—I know you’re looking at a number of biomarkers and safety parameters. As you get into the open-label section, what parameters do you get unblinded to? I’m just curious if you can give us some (multiple speakers).

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RJ Tesi

Yes, so let me let me clarify a couple of things. Remember the Phase 2 portion of the trial is blinded randomized, right? So there is no readout before all patients get six months. What we’ve been promising is top line data by the end of 2023; that may slip if the FDA holds continues much longer. The open-label extension that CJ mentioned, what happens is patients who were on when they get unblinded are on XPro continue if they want to for up to 18 months. Patients who are on placebo, actually, I guess the technical term might be get crossed over to XPro if they want to, for up to 12 months of therapy.

In those patients, that’s the open-label portion. But it’s a totally different clinical trial; even has different study number.

CJ, I’ll let you comment on what kind of information will be available for the patients who are in the open-label extension that we’ll be talking about.

CJ Barnum

Thanks, RJ.

Mayank, I think the thing to point out is that the endpoints are similar in terms of the clinical and the biomarkers. We’ll be doing MRI, collecting blood, and that sort of thing. It’ll be how are we going to look at the data, I think the most the most important thing as it relates to clinical data. I am not a big fan of open-label cognitive data. It doesn’t really tell me anything if patients know they’re on the drug. We absolutely know there is a placebo effect. So that’s of limited value, in my opinion, but the biomarker data will be interesting. We know what it looks like in the Phase 1 study.

Part of what we’ll want to see, assuming that the open-label extension data is available before close of the Phase 2 blinded study, is that the biomarkers are performing the same way. Are we continuing to see an improvement in the metrics that are important to us in white matter, in particular, and some of these other things that we’re looking at? We’ve got a nice more—we got a more homogenous group here. I think that’s really going to help us and the expectation is that we’ll see a difference.

I think where it’s going to get interesting is in the patients that come into the study from being on XPro versus those that come in from not being on XPro to see if there’s a difference in their trajectory. I don’t know what the answer is. Of course, we’re not going to know by the time they enroll in this study whether or not they have been on active drug or placebo; but that data will be of value, as I mentioned, as it relates to clinical development, and how we think about it moving forward in terms of duration, and number of patients that will all get put into the bucket.

It’s primarily, it’s not—I’m not talking about efficacy, but it really is about safety, and to build up that database of safety and long-term safety that we will absolutely need to have before we can get approval. Does that answer your question?

Mayank Mamtani

Yes, thank you for all that detail. Did you say how many are now in the study? (Inaudible).

CJ Barnum

We have said that we are going to update enrollment numbers at the halfway mark, and we’re still planning to do that. So stay tuned.

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Mayank Mamtani

Got it. Then just quickly to ask a question on manufacturing hold. What sort of cross kind of regulation does this fall under that the Agency? Just trying to understand, the turnaround times now that your submission—you submitted the procedure query? How do these discussions—are they written? If you’re able to comment on the shelf life of the volume of those that you had in hand. Earlier you had argued (phon) getting warmed up for the program?

CJ Barnum

Yes, so two things. First of all, the communication is very inefficient. It goes on somewhere about a 60 day, 45 to 60 day turnaround. That’s just the nature of the beast. We have been campaigning very hard to get a face to face or a video conference with them, because we believe that will be a more efficient process. We think we are almost there, I hope.

There’s no concern about running out of drug or drug going out of date. Not only is the current drug still well within date, but we actually manufactured a subsequent batch as part of the original campaign that has additional dating.

There’s no concern that we’re going to run out of drug. There’s just this continued frustration over a couple of these assays that didn’t exist. The first go round when the drug was manufactured in the past and is now causing us some conversations with the FDA. As David always says, we will get through this. This is not a safety issue. This is a manufacturing technical issue. It’s just an inefficient process that the FDA has in place. We’re trapped by it.

Mayank Mamtani

Understood. I’m sure you will get through them.

Then just quickly for Dr. Lowdell, (phon) on the open-label, high risk MDS/AML, sort of update that you look to have, in 2023. I think what I heard from you was about three patients data you’ll present at ASH. Like what, I guess, you want to want to see in first half of 2023 to sort of make that determination, of the right patient population? You want to be helpful here. Can you can you just give color and what we may learn in that first half 2023 readout?

Mark Lowdell

Yes, so I think we have to remember, this is a Phase 1 trial in cancer, where from a regulatory perspective we are expected to design a trial to show safety or to test safety, not to test efficacy. So this is one of the big balancing acts that all biotech companies have, how do you choose your patient population?

As we’ve always said, and we continue to believe, we will use this trial, the MDS trial, to get safety data and to build on our biomarker data to try to identify which changes we see in patients are associated with any clinical benefit we find. That’s going to rollout throughout the trial recruitment. As I said, we’re putting in place ways to speed up trial recruitment. But what we’re in parallel focusing on, we have a very, very constructive dialogue with the FDA over our move towards solid tumor, and that’s allowing us to put together the IND for the solid tumor work.

We will have the IND submitted to the FDA in January, and the data we’ve obtained already from our four patients treated Laurel trial make that possible. So we could never have gone to the FDA for a trial in a solid tumor without those data. So they’ve already paid off in in just four patients. Obviously, we intend to get more out of it with time, but our time is scheduled for the solid tumor pivot is to have the IND filed as soon as January. In fact, we would have been ready for Christmas, but will delay it because paperwork dropping on the FDAs desk in the run up for Christmas, in my past experience, isn’t good news.

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We’ll turn our IND submission in really quite record time with the aim to enroll our first patients in the first solid tumor trial in the U.S. and have our first INKmune in the U.S. by the end of Q2 or very early in Q3 next year. That’s what excites me enormously at the moment. But we were, as you’ve applied, we will be following up the MDS patients as we enroll them, and increasingly using those data.

I have to say from a trial perspective and a drug development perspective, I’m very disappointed that we have two real-world (phon) patients in the MDS trial. On the plus side, had the patients all been enrolled in the trial, we wouldn’t have been able to present the American Society of Hematology, because you’re not allowed to present in-trial data at that conference.

The fact we’ve got compassionate use patients to present does give us the opportunity to share those data with hematologists around the world, in December. So yes, I hope that answered your question.

Mayank Mamtani

Yes, I look forward to seeing you at ASH in the coming weeks. Thanks for taking our question.

Operator

Thank you. The next question is coming from Daniel Carlson of Tailwinds Research. Please go ahead.

Daniel Carlson

Hi, guys. Thanks for taking my questions.

First for CJ, just regarding the special access scheme, it sounds like things are being well received in Australia in terms of the patients there. I’m wondering what you expect to get out of this in terms of data. Can you give us any feedback on how the patients have done since being off drug? Where do you expect to go with this?

CJ Barnum

Thanks, Dan. I think you cut out a little bit, but I think I got the gist of it.

I think the reason we bring up this is there’s two reasons. One is it really does reinforce what we believe the drug is going to do to have the few patients that really were in the Phase 1 study that received what we consider an efficacious dose. For all intents and purposes, demand continued access to the drug I think speaks very well.

As it relates to what we can get out of it, there’s not much we can without putting together a full clinical protocol and going through all the regulatory hurdles. That’s a pretty big expense for sort of anecdotal data. But what we can get is we do get information from the clinician as it relates to safety. We do get a commentary here and there.

Now, whether or not we can we can share those, we haven’t really discussed that in detail. But I would say the longer the patients remain on the drug, I think it’s safe to assume that they’re seeing some benefit from it. Again, we have the ability to build our safety database, and provide access to patients that maybe don’t fit in one of our current trials.

These are things that we’re looking at. I think all point to the same thing, which is that we’re on the right track here.

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RJ.

RJ Tesi

Yes, I’d just like to add, that’s an interesting question, Dan. Remember, with my clinical background, I kind of look at this from two sides here. But what I find intriguing that I haven’t seen in oncology or even transplant trials is the clinical teams are very adamant that the patient’s not be taken off drug. Their kind of position is look if the patient is doing well, I don’t care that it’s the end of your clinical trial, I don’t want to have to take the patient off the drug; so you figure out how to make this happen.

We’re fine with that. At the end of the day, it’s all about treating patients. If the patients and the clinical teams think they’re getting a benefit, we’re thrilled. CJ has put in all the mechanisms, or is in the process of putting in the mechanisms, so patients aren’t removed from the product if they seem to be having a benefit.

Daniel Carlson

Got you. Then also, just with regard to the FDA, I’m curious with the trial running in Australia, and you having patients on drugs for over six months now, does that factor into their thinking where, it’s easy for them to say no, but not if it’s working elsewhere in terms of the safety, right?

RJ Tesi

Well, as you can imagine, we’ve told them about these patients, and I think they listen. I think it will take us getting enough patients long enough and beating them over the head with it. If it comes to that. We hope to have solved these technical problems well before that. But I don’t think they’re completely tone deaf. I mean, you could argue, for instance that the Amylyx approval in ALS with the second AdCom was really a result of the fact that drug got approved in Canada.

I think the FDA is not completely tone deaf, but they have their ways, and they change them carefully.

CJ Barnum

Can I comment on this real quick, RJ?

RJ Tesi

Yes, please do so.

CJ Barnum

Dan, I think the real issue is, remember, this is a blinded study. So any data we bring that, we would need to break the blind to share any of that safety data. I’m not sure how to do that without causing a big problem with the trial.

As RJ said, I think we’ve got other avenues to take that can deal with the issue.

Daniel Carlson

Yes, that makes sense. Then one last question. I’m just wondering that the solid tumor, what is the target cancer going to be for this?

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Mark Lowdell

I’d like to be able to tell you that but we’re going to save that until we’ve filed our IND. It’s a tumor that’s a big issue globally, and certainly has a very large unmet need in the United States, which is why we’ve got such a large number of clinicians in the States who want to want to work on the trial with us. So once again, it’s another reason why I’m so excited, because it’s a first opportunity working in a large patient population with a very significant unmet need.

CJ Barnum

Yes, and we’re not trying to be evasive here, Dan; it’s just that we are sensitive to making sure that when we make promises, they are very accurate. So we’re being a little more cautious than we have in the past about providing news. I’d rather in some ways provide stale news than progressive news, so to speak.

Daniel Carlson

That’s fine. It’s good to hear that your partners are excited about it. Hopefully enrollment will be a lot faster in the U.S. So thanks, guys, for taking my questions. Appreciate the good work.

Operator

Thank you. At this time, I’d like to turn the floor back over to Dr. Tesi for closing comments.

RJ Tesi

I think this new format where we have—you’ve literally got a third of the Company here speaking on the phone. But what we’ve brought to the quarterly call is really the real expertise in the Company within each individual therapeutic silo and function. I thought it went well. Please let us know if you think it did not go well or is not appropriate. But I think this is going to be more of our standard for the future.

Anyway, I really appreciate your participation. INmune Bio is a complicated company. We have many promising programs. They are both biologically innovative and interesting. Despite the frustrations with the FDA, we are making progress in both CNS and oncology. I can promise you that we will continue to move forward and we will and are making a difference in patients’ lives.

With that, thank you very much, and have a nice evening.

Operator

Ladies and gentlemen, thank you for your participation. This concludes today’s event. You may disconnect your lines and log off the webcast at this time and enjoy the rest of your day.

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